Exhibit 23.4
CONSENT OF CUSHMAN & WAKEFIELD ARGENTINA S.A.
     We hereby consent to the use of our name in this Registration Statement of Adecoagro S.A. on Form F-1 (the “Registration Statement”) and the references to and information contained in the Cushman & Wakefield Argentina S.A. Appraisal of Real Property report dated September 30, 2010 prepared for Adecoagro S.A. wherever appearing in the Registration Statement, including but not limited to our company under the headings “Prospectus Summary,” “Business” and “Experts” in the Registration Statement.
Dated: January 13, 2011

Cushman & Wakefield Argentina S.A.
By:	/s/ Julio C. Speroni
Name:	Julio C. Speroni
Title:	Valuation Manager